Exhibit 99.1

News Release

Contact: Mike Majors	—	3700 S. Stonebridge Drive	—	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

SECOND QUARTER 2014 RESULTS

McKinney, TX, July 23, 2014—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2014, net income was $.98 per share, compared with $.96 per share for the year-ago quarter. Net operating income for the quarter was $1.02 per share, compared with $.95 per share for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

Note: All share and per share information has been adjusted to reflect the three-for-two stock split that was effective on July 1, 2014.

HIGHLIGHTS:

•	Net operating income per share increased 7% over the year-ago quarter.

•	ROE (excluding net unrealized gains on fixed maturities) was 15.4%.

•	Total net life sales increased 11% over the year-ago quarter. Increases by major distribution channel were:

• American Income	9%
• Direct Response	12%
• Liberty National	7%

•	Total net health sales, excluding Medicare Part D, increased 21% over the year-ago quarter. Increases by major distribution channel were:

• UA Independent	34%
• Liberty National	22%
• Family Heritage	15%

•	End of quarter agent counts increased over the year-ago quarter as follows:

• American Income	6%
• Liberty National	17%
• Family Heritage	4%

•	1.6 million shares of common stock were repurchased.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring or unusual items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended June 30,		%	Quarter Ended June 30,		%
	2014	2013	Chg.	2014	2013	Chg.
Insurance underwriting income*	$1.17	$1.08	8	$155.6	$151.7	3
Excess investment income*	0.43	0.39	10	57.2	54.9	4
Parent company expense	(0.02)	(0.02)		(2.3)	(2.8)
Income tax	(0.52)	(0.48)	8	(68.7)	(66.8)	3
Stock option expense, net of tax	(0.04)	(0.03)		(5.8)	(4.4)

Net operating income	$1.02	$0.95	7	$136.0	$132.7	3

Reconciling items, net of tax:
Realized gains on investments	0.00	0.03		0.4	3.8
Medicare Part D adjustment	(0.03)	(0.01)		(3.6)	(1.5)
Guaranty Fund Assessment	0.00	(0.01)		0.0	(0.8)
Legal settlements	0.00	0.00		0.1	(0.3)
Administrative Settlements	(0.01)	0.00		(2.0)	0.0

Net income	$0.98	$0.96		$130.9	$133.9

Weighted average diluted shares outstanding (000)	133,315	139,946

*	See definitions in the following sections and in the Torchmark 2013 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	at June 30,		at June 30,		at June 30,
	2014	2013	2014	2013	2014	2013
Net income as a ROE*** (year to date)	—	—			12.7%	12.2%
Net operating income as a ROE (year to date)	15.4%	15.6%			—	—

Shareholders’ equity	$3,592	$3,408	$917	$414	$4,509	$3,822
Book value per share	$27.02	$24.48	$6.91	$2.98	$33.93	$27.46

**	Accounting guidance (ASC-820, which includes guidance formerly set forth in FAS 115) requires a revaluation adjustment of fixed maturities available for sale to fair value. Without the revaluation adjustment, these assets would be reported at amortized cost.
***	ROE is calculated using average equity for the measurement period.

INSURANCE OPERATIONS – comparing the second quarter 2014 with second quarter 2013:

Life insurance accounted for 70% of the Company’s insurance underwriting margin for the quarter and 62% of total premium revenue.

Health insurance accounted for 25% of Torchmark’s insurance underwriting margin for the quarter and 27% of total premium revenue.

Medicare Part D accounted for 4% of insurance underwriting margin and 11% of total premium revenue.

Net sales of life insurance increased 11%, while health sales, excluding Medicare Part D, increased 21%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended June 30, 2014	Quarter Ended June 30, 2013	% Chg.
Life insurance	$492.0	$475.1	4
Health insurance	215.1	218.2	(1)
Medicare Part D	85.0	73.1	16
Annuity	0.1	0.2

Total	$792.1	$766.6	3

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health, Medicare Part D, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, Medicare Part D, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended June 30, 2014	% of Premium	Quarter Ended June 30, 2013	% of Premium	% Chg.
Insurance underwriting margins:
Life	$140.7	29	$135.7	29	4
Health	49.8	23	50.3	23	(1)
Medicare Part D	8.6	10	8.2	11	6
Annuity	1.1		1.0

	200.2		195.2
Other income	0.7		0.7
Administrative expenses	(45.4)		(44.1)		3

Insurance underwriting income	$155.6		$151.7		3
Per share	$1.17		$1.08		8

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($70 million), on premium revenue of $210 million. Life premiums of $190 million were up 7% and life insurance underwriting margin of $60 million was up 6%. As a percentage of life premiums, life underwriting margin was 32%, same as the year-ago quarter and the highest of the major life distribution channels at Torchmark. The producing agent count was 5,890, up 6% from a year ago. The average agent count during the quarter was 5,744, up 8% from the first quarter. Net life sales were $45 million, up 9% compared to the year-ago quarter.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($47 million), on premium revenue of $190 million. Life premiums of $177 million were up 5% and the life underwriting margin was $44 million, up 2%. As a percentage of life premiums, life underwriting margin was 25%, down from 26%. Net life sales were $44 million, up 12%.

LNL Agency was Torchmark’s third leading contributor to total underwriting margin ($31 million), on premium revenue of $124 million. Life premiums of $68 million were down 2% and life underwriting margin of $18 million was up 6%. As a percentage of life premiums, life underwriting margin was 27%, up from 25%. Net life sales for the LNL Agency were $9 million, up 7%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($13 million), on health premium of $56 million. Health underwriting margin as a percentage of health premium was 23%, same as the year-ago quarter. Net health sales were $4 million, up 22%.

The LNL Agency producing agent count was 1,500, up 17% from a year ago. The average agent count during the quarter was 1,492, up 7% from the first quarter.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($15 million), on health premium of $76 million. Health underwriting margin as a percentage of premium was 19%, down from 20%. Net health sales were $9 million, up 34%.

Family Heritage Agency was Torchmark’s third leading contributor to health underwriting margin ($10 million) on health premiums of $51 million. Health underwriting margin as a percentage of health premium was 20%, up from 19%. Net health sales were $13 million, up 15%. The producing agent count was 771, up 4% from a year ago. The average agent count during the quarter was 758, up 15% from the first quarter. Net health sales were $13 million, up 15% compared to the year-ago quarter.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. Second quarter premium revenue was $85 million, up 16%. Underwriting margin for second quarter 2014 was $9 million, up 6%. Net sales were $20 million, up from $8 million.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary included in this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $45 million, up 3% from the year-ago quarter. The ratio of administrative expenses to premiums was 5.7%, slightly less than the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the second quarter 2014 with the second quarter 2013:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest related to net policy liabilities and interest on debt.

	Quarter Ended June 30,
	(dollars in millions, except per share data)
	2014	2013	% Change
Net investment income	$189.9	$184.2	3

Required interest:
Interest on net policy liabilities	(113.6)	(108.5)	5
Interest on debt	(19.0)	(20.8)

Total required interest	(132.7)	(129.3)	3

Excess investment income	$57.2	$54.9	4
Per share	$0.43	$0.39	10

Net investment income was up 3%, in line with the 3% increase in average invested assets. Required interest on net policy liabilities increased 5%, in line with the 5% increase in average net policy liabilities.

Investment Portfolio

The composition of the investment portfolio at June 30, 2014 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$12,699	96
Equities	1	0
Policy loans	458	3
Other long-term investments	12	0
Short-term investments	49	0

Total	$13,219	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$9,987	$372	$10,359
Redeemable preferred stock:
U.S.	316	126	442
Foreign	55		55
Municipal	1,278		1,278
Government-sponsored enterprises	350		350
Government and agencies	116		116
Collateralized debt obligations		65	65
Residential mortgage-backed securities	6		6
Other asset-backed securities	28		28

Total	$12,136	$563	$12,699

The market value of Torchmark’s fixed maturity portfolio was $14.1 billion; $1.4 billion higher than amortized cost of $12.7 billion. The $1.4 billion of net unrealized gains compares to $1.0 billion at March 31, 2014. Net unrealized gains were comprised of gross unrealized gains of $1.56 billion and gross unrealized losses of $128 million.

Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 96% of fixed maturities (96% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 5.92% during the second quarter of 2014, same as the first quarter of 2014, and slightly less than the 5.95% earned during the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $167 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended June 30,
	2014	2013
Average annual effective yield	4.7%	4.1%
Average rating	BBB	A-
Average life (in years) to:
First call	20.9	26.1
Maturity	21.2	26.3

SHARE REPURCHASE – during the quarter ended June 30, 2014:

During the quarter, the Company repurchased 1.6 million shares of Torchmark Corporation common stock at a total cost of $82.1 million at an average price per share of $52.86.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $47 million of liquid assets at June 30, 2014.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2014:

Torchmark projects that for the year ending December 31, 2014, net operating income per share will be in a range of $4.05 to $4.15. The midpoint of $4.10 is $.03 lower than projected earlier in the year primarily because Medicare Part D claims and investment income have been negatively impacted by newly approved Hepatitis C drugs.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2013, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its second quarter 2014 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, July 24, 2014. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com